EXHIBIT 3.6

                          CERTIFICATE OF CORRECTION OF

                           CERTIFICATE OF DESIGNATION

                                       OF

                                COMPOSITECH LTD.

It is hereby certified that:


     1. The name of the corporation (hereinafter called the "Corporation") is Compositech Ltd.

     2. The Certificate of Designation of the Corporation, which was filed with the Secretary of State of Delaware on November 1, 1999, is hereby corrected.

     3. The inaccuracy to be corrected in said instrument is as follows:

          (i) In the first sentence of Section 6.8, the phrase "On the third anniversary of this Agreement" was mistakenly used instead of the phrase "On the third anniversary of the Issue Date."

     4. In its corrected form, Section 6.8 shall read as follows:

                        Section 6.8 Mandatory Conversion

     On the third anniversary of the Issue Date (the "Mandatory Conversion Date"), the Corporation shall convert all Series C Preferred Stock outstanding at the Conversion Price utilizing the Stated Value (plus accrued and unpaid dividends) as the value of each share of Series C Preferred Stock, into Common Stock which is registered for resale in open market transactions on the Registration Statement (as defined in the Registration Rights Agreement), which Registration Statement shall then be effective under the Securities Act.


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     IN  WITNESS  WHEREOF,  the  Corporation  has  caused  this  Certificate  of
Correction of Certificate of Designation to be signed by a duly authorized officer this 5th day of November, 1999.



                                       COMPOSITECH LTD.


                                        By:  /s/ Christopher F. Johnson
                                             -----------------------------
                                        Name: Christopher F. Johnson
                                        Title:   President